Exhibit 99
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Our results thus far in 2011 are solid with growth in earnings, growth in the balance sheet, and a stronger capital position. Net income for the first half of 2011 was $5,423,000 as compared to $4,330,000 for the first half of 2010. Diluted earnings per share also increased to $.61 for the first six months of 2011 as compared to $.52 per share for the same period last year. The Board of Directors declared a dividend of $.19 per share for the first half of 2011 which was the same dividend as the first half of 2010. The dividend was paid on June 7 to shareholders of record as of June 1.

Growth in net interest income was the primary reason for the increase in earnings as this amounted to $23.6 million for the first half of 2011 as compared to $18.8 million last year. This was due to growth in the balance sheet with more loans, investments, and deposits than a year ago, reflecting the acquisition of bank branches completed in September 2010. We continue to have positive results from the new locations in Peoria, Bloomington, Galesburg, and Quincy with increases in commercial operating loans and checking account balances in those communities.  The balance sheet shows a decline in total loan balances since year-end as the growth in commercial loans has been offset by seasonal paydowns in agricultural operating loans. Our net interest income has also increased as we continue to systematically invest some of the liquidity resulting from the acquisition. At June 30, 2011, we had federal funds sold and interest bearing deposits of $172 million.

With the higher level of liquidity, our net interest margin is lower than last year. The net interest margin was 3.46% for the first half of 2011 as compared with 3.74% for the first six months of 2010. We have a good opportunity to improve the margin by continuing to move some of the liquidity into higher-yielding loans and investments.

Total non-interest income of $8.1 million for the first half of 2011 was higher than the $6.1 million recognized during the same period last year. Revenues from our trust, brokerage, and mortgage banking areas all increased. Also, fees received on debit and ATM transactions increased as we added customers from the new locations. Impairment charges on trust preferred securities we own were lower than last year as the level of community bank defaults slowed slightly.

Operating expenses for the first half of 2011 were $21.3 million as compared to $16.5 million for the same period last year. The higher expenses reflect the personnel and operating costs for the 10 new branch locations. The Company’s effective tax rate is also higher with the increase in State of Illinois taxes this year.

Economic conditions continue to remain sluggish as conditions appear to have improved slightly for some borrowers but a widespread recovery has been constrained by higher fuel prices and operating costs. We continue to see positive signs related to our level of past due and non-performing loans. Total loans past due 30 days or more have declined and at June 30, 2011 amounted to 1.09% of loans as compared to 1.19% of loans at December 31, 2010. Our total non-performing assets (non-performing loans and other real estate owned) have also declined from $16.6 million or 1.13% of total assets at December 31, 2010 to $15.3 million or 1.01% of total assets at June 30, 2011. Provision expense thus far in 2011 was $1,856,000 as compared with $1,843,000 for the first half of last year. Our year-to-date net charge-offs were $1,554,000 as compared with $1,240,000 for the first six months of 2010. Our coverage ratio, or total loan loss reserve to non-accrual loans, of 104% remains strong when compared to our peer banks. We will continue to monitor these non-performing assets closely.

In February, we strengthened our capital position with our planned convertible preferred stock issuance. Thus far, we have issued $19.25 million of preferred stock with $8.25 million more expected to be issued following regulatory approval. At June 30, 2011, our Tier 1 Capital ratio was 13.92% which is well in excess of the regulatory minimums to be considered well-capitalized. The offering not only improves our already strong capital position but puts First Mid in a position to respond to opportunities that may lie ahead.

I mentioned in the last communication that our operating environment in 2011 will likely remain difficult. High levels of unemployment continue to hurt the economic recovery and the recent turmoil over the debt-ceiling and possible downgrades in ratings of U.S. and U.S. agency securities is cause for concern. That said, I remain optimistic about First Mid’s future given our strong balance sheet and experienced management team.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

July 28, 2011

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Jun	Dec 31
	2011	2010

Assets
Cash and due from banks	$36,032	$21,008
Federal funds sold and other interest-bearing deposits	172,316	210,485
Certificates of deposit investments	12,149	10,000
Investment securities:
Available-for-sale, at fair value	418,471	342,816
Held-to-maturity, at amortized cost (estimated fair value of $51
at June 30, 2011 and $53 at December 31, 2010, respectively)	50	50
Loans	800,492	804,581
Less allowance for loan losses	(10,695)	(10,393)
Net loans	789,797	794,188
Premises and equipment, net	28,218	28,544
Goodwill, net	25,753	25,753
Intangible assets, net	4,496	5,068
Other assets	26,729	30,333
Total assets	$1,514,011	$1,468,245

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$196,423	$183,932
Interest bearing	1,020,639	1,028,778
Total deposits	1,217,062	1,212,710
Repurchase agreements with customers	111,313	94,057
Other borrowings	19,750	22,750
Junior subordinated debentures	20,620	20,620
Other liabilities	7,563	5,843
Total liabilities	1,376,308	1,355,980
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares; issued
8,777 shares in 2011 and 4,927 shares in 2010)	43,885	24,635
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,528,199 shares in 2011 and 7,477,132 shares in 2010)	30,113	29,909
Additional paid-in capital	28,970	28,223
Retained earnings	68,909	66,356
Deferred compensation	2,979	2,929
Accumulated other comprehensive income (loss)	1,998	(2,066)
Treasury stock at cost, 1,492,256 shares in 2011
and 1,418,456 in 2010	(39,151)	(37,721)
Total stockholders’ equity	137,703	112,265
Total liabilities and stockholders’ equity	$1,514,011	$1,468,245

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the period ended June 30,	2011	2010

Interest income:
Interest and fees on loans	$22,743	$19,736
Interest on investment securities	5,172	4,416
Interest on certificates of deposit	40	62
Interest on federal funds sold & other deposits	196	67
Total interest income	28,151	24,281
Interest expense:
Interest on deposits	3,597	4,271
Interest on repurchase agreements with customers	75	61
Interest on other borrowings	394	626
Interest on subordinated debt	501	522
Total interest expense	4,567	5,480
Net interest income	23,584	18,801
Provision for loan losses	1,856	1,843
Net interest income after provision for loan losses	21,728	16,958
Non-interest income:
Trust revenues	1,520	1,219
Brokerage commissions	307	265
Insurance commissions	1,118	1,088
Services charges	2,297	2,257
Securities gains (losses), net	377	246
Impairment losses on securities	(246)	(978)
Mortgage banking revenues	239	201
ATM / debit card revenue	1,721	1,310
Other	731	503
Total non-interest income	8,064	6,111
Non-interest expense:
Salaries and employee benefits	11,059	8,655
Net occupancy and equipment expense	3,950	2,563
FDIC insurance	720	662
Amortization of intangible assets	572	352
Legal and professional expense	1,080	1,131
Other	3,922	3,135
Total non-interest expense	21,303	16,498
Income before income taxes	8,489	6,571
Income taxes	3,066	2,241
Net income	$5,423	$4,330

Per Share Information (unaudited)
For the period ended Jun 30,	2011	2010
Basic earnings per common share	$0.61	$0.52
Diluted earnings per common share	$0.61	$0.52
Book value per share at Jun 30	$15.54	$14.87
OTCBB market price of stock at Jun 30	$18.00	$19.00

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the period ended June 30,	2011	2010

Balance at beginning of period	$112,265	$111,221
Net income	5,423	4,330
Dividends on preferred stock and common stock	(2,870)	(2,289)
Issuance of preferred and common stock	20,145	841
Purchase of treasury stock	(1,380)	(560)
Deferred compensation and other adjustments	56	64
Changes in accumulated other comprehensive income	4,064	1,780
Balance at end of period	$137,703	$115,387

CONSOLIDATED CAPITAL RATIOS		Threshold
	As of	for “Well-
First Mid-Illinois Bancshares, Inc.	Jun 30	Capitalized”
Primary Capital Measurements (unaudited):	2011	Designation

Leverage ratio	8.79%	5%
Tier 1 capital to risk-weighted assets	13.92%	6%
Total capital to risk-weighted assets	15.07%	10%